UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

Radiant Systems, Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 576-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Share Purchase Agreement

On December 11, 2007, Radiant Systems, Inc. (“Radiant”), announced that it had entered into a Share Purchase Agreement (the “Purchase Agreement”) with Quest Retail Technology Pty Ltd, an Australian proprietary company (“Quest”) and the sole shareholder of Quest (the “Seller”). The Purchase Agreement provides for the acquisition by Radiant of all of the issued shares of Quest’s capital stock (the “Acquisition”). Upon consummation of the Acquisition, Quest will become an indirect wholly-owned subsidiary of Radiant. The purchase price for the shares, payable in Australian dollars at closing, is AUD 60,900,000. The parties have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, that Quest will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Purchase Agreement and the closing of the Acquisition (the “Closing”), and that Quest will not engage in certain types of transactions during such period.

Each party’s obligation to effect the Acquisition is subject to the fulfillment of certain conditions specified in the Purchase Agreement, including, among others, (i) the absence of any order prohibiting the Closing, (ii) subject to certain exceptions, the accuracy of representations and warranties of the other party and (iii) material compliance of the other party with its covenants. The Purchase Agreement may be terminated (i) at any time prior to the Closing by mutual written consent of the parties, (ii) by either Radiant or Quest by written notice to the other if the Closing has not taken place on or before January 31, 2008, subject to certain exceptions and (iii) under certain other customary circumstances set forth in the Purchase Agreement. If the Purchase Agreement is terminated due solely to the failure of Radiant to obtain financing of the Acquisition by January 31, 2008, Radiant will be required to pay Seller a termination fee of $1 million. Upon termination of the Purchase Agreement under certain other specified circumstances, Seller may be required to pay Radiant a termination fee of $1 million.

The foregoing summary of the Acquisition and the Purchase Agreement, and the transactions contemplated thereby, is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement filed as an exhibit to this report, which is incorporated herein by reference. In the event of any conflict between the foregoing summary and the full text of the Purchase Agreement, the text of the Purchase Agreement shall control.

The Purchase Agreement contains representations and warranties that the parties have made to each other as of specific dates. The Purchase Agreement is a contractual document that establishes and governs the legal relations among the parties and is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties were made as of specific dates, only for purposes of the Acquisition, and solely for the benefit of the parties to the Purchase Agreement. These representations and warranties may be subject to limitations agreed between the parties, including being qualified by certain disclosures made by the parties to each other in connection with the execution and delivery of the Purchase Agreement. The representations and warranties may have been made to allocate risks among the parties, including in circumstances where the parties do not have complete knowledge of all facts, rather than to establish matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances set forth therein.

Financing Commitment Letter

Radiant has obtained a debt commitment letter from J.P. Morgan Securities, Inc. for new five-year senior secured credit facilities in the amount of $85 million (consisting of a $55 million revolving credit facility and a $30 million term loan facility) to finance the Acquisition and repay existing indebtedness of Radiant and its subsidiaries. Such commitments are subject to a number of conditions including, among others, (i) the absence of certain material adverse changes with respect to Radiant and its subsidiaries, taken as a whole, or Quest and its subsidiaries, taken as a whole, (ii) the execution and delivery of satisfactory definitive documentation of the facilities, (iii) the concurrent consummation of the Acquisition in accordance in all material respects with the Purchase Agreement and repayment in full of all amounts outstanding under Radiant’s existing credit agreement

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and all indebtedness of Quest, and (iv) the requirement that the combined pro forma post-Closing indebtedness of Radiant and its subsidiaries, including Quest, not exceed a prescribed multiple of the combined companies’ pro forma earnings. The debt commitments will expire upon the earlier of (i) any termination of the Purchase Agreement or (ii) January 31, 2008, unless extended, if definitive financing documentation has not been executed and delivered by all parties by such date. Certain domestic subsidiaries of Radiant will provide guarantees of Radiant’s obligations under these new facilities, and the facilities will be secured by substantially all of Radiant’s and its guarantor subsidiaries’ assets and capital stock of subsidiaries. The debt commitment letter contemplates that the facilities will include various customary representations and warranties, affirmative and negative covenants and default provisions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
2.1	Share Purchase Agreement dated December 11, 2007, by and among Radiant Systems, Inc., Quest Retail Technology Pty Ltd, and David Brown

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Systems, Inc.

Date: December 17, 2007	/s/ Mark E. Haidet
Mark E. Haidet
Chief Financial Officer

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Index to Exhibits

Exhibit No.	Description
2.1	Share Purchase Agreement dated December 11, 2007, by and among Radiant Systems, Inc., Quest Retail Technology Pty Ltd, and David Brown

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